Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Wednesday, February 24, 2010	Rich Sheffer (952) 887-3753

DONALDSON REPORTS SECOND QUARTER

AND INCREASES EARNINGS OUTLOOK

MINNEAPOLIS (Feb. 24, 2010) — Donaldson Company, Inc. (NYSE: DCI) announced its financial results for its fiscal 2010 second quarter.  Summarized financial results are as follows (dollars in millions, except per share data):

	Three Months Ended January 31			Six Months Ended January 31
	2010	2009	Change	2010	2009	Change
Net sales	$436.1	$460.6	-5.3%	$864.2	$1,033.9	-16.4%
Operating income	39.1	27.8	40.2%	91.5	97.5	-6.2%
Net earnings	31.0	33.8	-8.4%	65.5	81.8	-19.8%
Diluted EPS	$0.39	$0.43	-9.3%	$0.83	$1.03	-19.4%

“Our operating income increased 40 percent, as our operating margin improved to 9.0 percent from 6.0 percent last year,” said Bill Cook, Chairman, President and CEO.  “We benefited from the savings generated by our restructuring activities and our ongoing product and process cost reduction initiatives.  Our sales mix also helped to improve margins as our replacement filter sales again exceeded our first-fit sales.”

Included in the above results are pre-tax restructuring expenses of $5.1 million in the quarter and $6.4 million year-to-date, compared to the prior year’s $4.3 million for both the quarter and year-to-date.  The impact of these restructuring expenses reduced diluted EPS by $0.05 in the quarter and $0.06 year-to-date, versus last year’s impact of $0.04 for both the quarter and year-to-date.

“While we had very strong operating performance in the quarter versus last year, our net earnings and EPS were down due to the incremental tax benefits of $11 million received last year.”

“We were also very pleased that our sales were better than we had anticipated and that for the third consecutive quarter were up on a sequential basis.  With the continued improvement in our overall business conditions, combined with the benefits from our completed cost reduction and restructuring activities, we expect both our sales and earnings comparisons to be positive for the second half of FY10.”

“One key benefit of our diversified portfolio of filtration businesses is the variety of our different end market exposures.  We have already seen our early-cycle businesses return to year-over-year growth, including Aftermarket and On-Road Products in our Engine Products and Special Applications in our Industrial Products.  Some of our mid-cycle businesses are now stabilizing.  As global economic conditions continue to improve, we expect more of our businesses to return to year-over-year growth.”

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Donaldson Company, Inc.

February 24, 2010

Financial Statement Discussion

The impact of foreign currency translation increased reported sales by $24.2 million, or 5.2 percent, in the quarter and $30.8 million, or 3.0 percent, year-to-date.  The impact of foreign currency translation increased reported net earnings by $1.4 million, or 4.3 percent, in the quarter and $1.5 million, or 1.9 percent, year-to-date.

Gross margin was 33.5 percent for the quarter and 34.1 percent year-to-date, compared to prior year margins of 29.1 and 31.0 percent, respectively.  The increase in our gross margin was the result of a higher mix of replacement filter sales, savings from our restructuring actions, and ongoing cost reduction activities.  Within gross margin, we incurred $3.4 million in restructuring costs in the quarter, compared to $2.4 million last year.

Operating expenses of $106.9 million for the quarter were essentially flat with the prior year.  Year-to-date operating expenses were $202.9 million, down 9.1 percent from $223.2 million in the prior year.  We incurred $1.7 million in restructuring costs in the quarter, compared to $1.9 million last year.  Warranty expense increased by $3.2 million compared to last year’s second quarter.  Finally, the current quarter also included $5.0 million for the majority of our annual stock option expense, compared to $2.8 million last year.

The effective tax rate for the quarter was 17.5 percent, compared to a prior year benefit of (31.5) percent.  Our current quarter included benefits of $4.1 million from the expiration of the statute of limitations at a foreign subsidiary and other discrete tax items.  Last year, we had $15.0 million in tax benefits primarily from several tax audits and court cases that concluded favorably. Year-to-date, the effective tax rate was 25.1 percent compared to a prior year rate of 13.2 percent.

During the quarter, we made a $10.0 million discretionary contribution to our U.S. pension plans. In addition, as part of our ongoing share repurchase program, we repurchased 113,000 shares for $4.4 million.  Year-to-date, we have repurchased 332,000 shares for $11.8 million.

FY10 Outlook

Based on recent economic data and Customer forecasts, we expect continued gradual improvement in overall business activity.  Our updated full year FY10 EPS forecast has been increased to be between $1.77 and $1.97, including our estimated full year restructuring costs of $12 to $17 million.  Excluding those restructuring charges, we forecast our full year FY10 EPS to be between $1.89 and $2.09.

•	We are planning our total FY10 sales to be $1.8 billion. Our forecast is based on the Euro at US$1.37 and 90 Yen to the US$.

•	Including our estimated full year restructuring costs, we expect our full year operating margin to be 11.4 to 12.0 percent.

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Donaldson Company, Inc.

February 24, 2010

•	Our full year FY10 tax rate is projected to be between 26 and 28 percent.

•	We expect our full year free cash flow to be $145 to $165 million.

Engine Products:  We expect full year sales to increase 2 to 6 percent, including the impact of foreign currency translation.

•

During the second half of FY10 we anticipate a 10 to 20 percent increase in sales to our construction and mining equipment Customers, as they increase their production rates to replenish inventory to levels consistent with their current end-user demand.  We also anticipate a modest increase in the farm equipment market.

•

We are forecasting slightly lower sales in the second half of FY10 for our Aerospace and Defense Products due to the slowdown in U.S. military activity in Iraq and the associated decrease in government procurement spending for major programs.

•

In our On-Road Products business, we believe that build rates for heavy- and medium-duty trucks will improve incrementally.  We expect a high single-digit percent sales increase during the second half of FY10.

•

Our Aftermarket Products’ sales are expected to continue improving as utilization rates for both heavy trucks and off-road equipment increase.  We also anticipate a small improvement from inventory replenishment activities by our Customers.  Finally, we will benefit from the increasing amount of equipment in the field with our PowerCore® technology and other proprietary filtration systems.

Industrial Products:  We forecast full year FY10 sales to decrease 8 to 12 percent, including the impact of foreign currency translation.

•

Our Industrial Filtration Solutions Products’ sales are projected to decrease 8 to 12 percent for the year as improving demand for replacement filters is offset by continued lower demand for new filtration equipment.

•

We expect full year sales of our Gas Turbine Products to decrease 25 to 30 percent due to the current slowdown in demand for large power generation projects.  Our longer-term outlook remains positive with the eventual recovery of the global economy and the increased availability of natural gas.

•	Special Applications Products’ sales are projected to increase 10 to 14 percent, as conditions have improved in the end markets for both our disk drive filters and membrane products.

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Donaldson Company, Inc.

February 24, 2010

About Donaldson Company

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment.  We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence.  Our employees contribute to the Company’s success by supporting our Customers at our more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI.  Additional information is available at www.donaldson.com.

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation.  This announcement contains forward-looking statements, including forecasts, plans, and projections relating to our business and financial performance and global economic conditions, which involve uncertainties that could materially impact results.

The Company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with:  world economic factors and the ongoing economic uncertainty that is negatively impacting many regions of the world, the reduction in sales volume and orders, our Customers’ financial condition, the potential for some OEM Customers to increase their reliance on their own filtration capabilities, currency fluctuations, commodity prices, political factors, the Company’s international operations, highly competitive markets, governmental laws and regulations, including the impact of the unprecedented economic stimulus measures being implemented by governments around the world, the implementation of our new information systems, potential global health outbreaks, and other factors included in our Annual and Quarterly Reports.  We undertake no obligation to publicly update or revise any forward-looking statements.

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Donaldson Company, Inc.

February 24, 2010

CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS

DONALDSON COMPANY, INC. AND SUBSIDIARIES

(Thousands of dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended January 31		Six Months Ended January 31
	2010	2009	2010	2009
Net sales	$436,122	$460,601	$864,202	$1,033,861

Cost of sales	290,175	326,589	569,855	713,146

Gross margin	145,947	134,012	294,347	320,715

Operating expenses	106,896	106,165	202,852	223,181

Operating income	39,051	27,847	91,495	97,534

Other income, net	(1,281)	(2,574)	(1,801)	(5,678)

Interest expense	2,795	4,728	5,745	9,018

Earnings before income taxes	37,537	25,693	87,551	94,194

Income taxes	6,571	(8,100)	22,016	12,439

Net earnings	$30,966	$33,793	$65,535	$81,755

Weighted average shares outstanding	78,087,356	77,861,977	78,066,774	77,930,190

Diluted shares outstanding	79,406,326	78,900,265	79,375,443	79,368,020

Net earnings per share	$0.40	$0.43	$0.84	$1.05

Net earnings per share assuming dilution	$0.39	$0.43	$0.83	$1.03

Dividends paid per share	$0.115	$0.115	$0.230	$0.225

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Donaldson Company, Inc.

February 24, 2010

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Thousands of dollars)

(Unaudited)

	January 31 2010	July 31 2009
ASSETS

Cash and cash equivalents	$180,606	$143,687
Accounts receivable – net	287,978	280,187
Inventories – net	190,285	180,238
Prepaids and other current assets	68,347	72,655

Total current assets	727,216	676,767

Other assets and deferred taxes	276,163	276,161
Property, plant and equipment – net	371,075	381,068

Total assets	$1,374,454	$1,333,996

LIABILITIES AND SHAREHOLDERS’ EQUITY

Trade accounts payable	$130,291	$123,063
Employee compensation and other liabilities	132,240	141,967
Notes payable	25,651	29,558
Current maturity long-term debt	5,505	5,496

Total current liabilities	293,687	300,084

Long-term debt	251,747	253,674
Other long-term liabilities	85,719	91,620

Total liabilities	631,153	645,378

Equity	743,301	688,618

Total liabilities and equity	$1,374,454	$1,333,996

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Donaldson Company, Inc.

February 24, 2010

DONALDSON COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of dollars)

(Unaudited)

	Six Months Ended January 31
	2010	2009
OPERATING ACTIVITIES

Net earnings	$65,535	$81,755
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	30,549	29,101
Changes in operating assets and liabilities	(6,696)	(4,242)
Tax benefit of equity plans	(2,375)	(2,182)
Stock compensation plan expense	5,745	3,379
Other, net	(7,487)	(13,993)
Net cash provided by operating activities	85,271	93,818

INVESTING ACTIVITIES

Net expenditures on property and equipment	(18,121)	(23,251)
Acquisitions and divestitures, net	(250)	(74,626)
Net cash used in investing activities	(18,371)	(97,877)

FINANCING ACTIVITIES

Purchase of treasury stock	(8,887)	(32,773)
Net change in debt	(8,998)	55,889
Dividends paid	(17,792)	(17,411)
Tax benefit of equity plans	2,375	2,182
Exercise of stock options	3,443	2,494
Net cash provided by/(used in) financing activities	(29,859)	10,381

Effect of exchange rate changes on cash	(122)	(13,650)

Increase (decrease) in cash and cash equivalents	36,919	(7,328)

Cash and cash equivalents – beginning of year	143,687	83,357

Cash and cash equivalents – end of period	$180,606	$76,029

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Donaldson Company, Inc.

February 24, 2010

SEGMENT DETAIL

(Thousands of dollars)

(Unaudited)

	Engine Products	Industrial Products	Corporate & Unallocated	Total Company
3 Months Ended January 31, 2010:
Net sales	$249,650	$186,472	—	$436,122
Earnings before income taxes	26,556	14,993	(4,012)	37,537

3 Months Ended January 31, 2009:
Net sales	$242,090	$218,511	—	$460,601
Earnings before income taxes	10,399	17,423	(2,129)	25,693

6 Months Ended January 31, 2010:
Net sales	$493,622	$370,580	—	$864,202
Earnings before income taxes	57,456	37,329	(7,234)	87,551

6 Months Ended January 31, 2009:
Net sales	$550,867	$482,994	—	$1,033,861
Earnings before income taxes	46,544	51,991	(4,341)	94,194

NET SALES BY PRODUCT

(Thousands of dollars)

(Unaudited)

	Three Months Ended January 31		Six Months Ended January 31
	2010	2009	2010	2009
Engine Products segment:
Off-Road Products	$48,578	$63,010	$93,010	$149,267
Aerospace and Defense Products	28,503	30,861	57,689	59,428
On-Road Products	18,973	16,422	36,890	44,144
Aftermarket Products	149,357	121,465	297,666	278,772
Retrofit Emissions Products	4,239	10,332	8,367	19,256
Total Engine Products segment	$249,650	$242,090	$493,622	$550,867

Industrial Products segment:
Industrial Filtration Solutions Products	$109,913	$127,397	$218,193	282,604
Gas Turbine Products	30,959	56,995	65,184	$116,880
Special Applications Products	45,600	34,119	87,203	83,510
Total Industrial Products segment	$186,472	$218,511	$370,580	$482,994

Total Company	$436,122	$460,601	$864,202	$1,033,861

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Donaldson Company, Inc.

February 24, 2010

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Thousands of dollars, except per share amounts)

(Unaudited)

	Three Months Ended January 31		Six Months Ended January 31
	2010	2009	2010	2009
Free cash flow	$4,831	$30,263	$67,150	$70,567
Net capital expenditures	10,380	11,792	18,121	23,251
Net cash provided by operating activities	$15,211	$42,055	$85,271	$93,818

EBITDA	$55,385	$44,853	$123,258	$131,381
Income taxes	(6,571)	8,100	(22,016)	(12,439)
Interest expense (net)	(2,472)	(4,133)	(5,158)	(8,086)
Depreciation and amortization	(15,376)	(15,027)	(30,549)	(29,101)

Net earnings	$30,966	$33,793	$65,535	$81,755

Net sales, excluding foreign currency translation	$411,964	$484,770	$833,435	$1,054,437
Foreign currency translation	24,158	(24,169)	30,767	(20,576)

Net sales	$436,122	$460,601	$864,202	$1,033,861

Net earnings, excluding foreign currency translation	$29,529	$35,420	$63,994	$83,724
Foreign currency translation	1,437	(1,627)	1,541	(1,969)

Net earnings	$30,966	$33,793	$65,535	$81,755

Donaldson Company, Inc.

February 24, 2010

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (CONTINUED)

(Thousands of dollars, except per share amounts)

(Unaudited)

	Three Months Ended January 31		Six Months Ended January 31
	2010	2009	2010	2009
Net earnings, excluding special items	$34,551	$36,757	$69,990	$84,719
Restructuring charges, net of tax	(3,585)	(2,964)	(4,455)	(2,964)

Net earnings	$30,966	$33,793	$65,535	$81,755

Net earnings per share assuming dilution, excluding special items	$0.44	$0.47	$0.89	$1.07
Restructuring charges per share, net of tax	(0.05)	(0.04)	(0.06)	(0.04)

Net earnings per share assuming dilution	$0.39	$0.43	$0.83	$1.03

Although free cash flow, EBITDA, net sales excluding foreign currency translation, net earnings excluding foreign currency translation, net earnings excluding restructuring charges and net earnings per share assuming dilution excluding restructuring charges are not measures of financial performance under GAAP, the Company believes they are useful in understanding its financial results.  Free cash flow is a commonly used measure of a Company’s ability to generate cash in excess of its operating needs.  EBITDA is a commonly used measure of operating earnings less non-cash expenses.  Both net sales and net earnings excluding foreign currency translation provide a comparable measure for understanding the operating results of the Company’s foreign entities excluding the impact of foreign exchange.  Both net earnings excluding restructuring charges and earnings per share excluding restructuring charges provide a comparable measure for understanding the results of the Company as compared to prior periods.  A shortcoming of these financial measures is that they do not reflect the Company’s actual results under GAAP.  Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

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